Exhibit 4.16

CONSENT IN LIEU OF MEETING
OF
THE BOARD OF DIRECTORS
OF
LANDS' END, INC.

                The undersigned, being the sole director of the board of directors of Lands' End, Inc., a Delaware corporation (the "Company"), acting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, hereby adopts, by this written consent, the following resolutions and directs that this written consent be filed with the minutes of the proceedings of the Board of Directors of the Company:

FOURTH AMENDMENT TO THE
LANDS' END, INC. RETIREMENT PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997)

                WHEREAS, Lands' End, Inc. (the "Company") has heretofore adopted and maintains the Lands' End, Inc. Retirement Plan, as amended and restated effective January 1, 1997 (the "Plan"), for the benefit of employees of the Company; and

                WHEREAS, Section 12.1 of the Plan retains for the Company the right to amend the Plan from time to time; and

                WHEREAS, prior to its acquisition by Sears, Roebuck and Co. ("Sears") in June, 2002, the Company had previously offered Plan participants the option of investing a portion of their account in shares of the common stock of the Company; and

                WHEREAS, the Board continues to believe that it is desirable for Plan participants, at their option, to be able to invest a portion of their interest in the Plan in qualifying employer securities, and to therefore offer Plan participants an investment fund which is invested and reinvested primarily in shares on common stock of the Company's parent corporation, Sears; and

                WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

                NOW, THEREFORE, IT IS RESOLVED by virtue and in exercise of the power reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended, effective as of the January 1, 2003, as follows:

                1. Section 3.7 of the Plan shall be amended by deleting the phrase "Lands' End, Inc. Stock Fund" and replacing it with the phrase "Sears Stock Fund".

                2. The final sentence of Section 5.4 shall be amended to read in its entirety as follows: "In addition, a "Sears Stock Fund" will be offered to participants and such fund shall be invested and reinvested primarily in shares of common stock of the company's parent, Sears, Roebuck and Co. ("Sears shares"), which constitute "qualifying employer securities" under Section 407 (d) (5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")."

                3. Section 5.5 of the Plan shall be amended to read in its entirety as follows:

5.5 Investment in Sears Shares. Subject to the provisions of section 5.6, participants may elect to have a portion of their elective contribution account and employer contribution account invested by the trustee in the Sears Stock Fund. For this purpose it is intended that the plan be considered an "eligible individual account plan" which explicitly provides for the acquisition and holding of "qualifying employer securities" (as such term is defined in Sections 407 (d) (3) and 407 (d) (5) of ERISA) and that the trustee may invest up to one hundred percent of the trust fund held by it in Sears shares, to the extent elected by participants. Sears shares may be acquired by the trustee through purchases on the open market, private purchases, purchases from Sears, Roebuck and Co. of treasury shares or authorized but unissued shares, or otherwise. Except with respect to Sears shares purchased on the open market, no purchase of Sears shares shall be made at a price in excess of the closing price on the New York Stock Exchange for Sears shares on the business day on which Sears shares were last traded next preceding the date of purchase. Pursuant to participant investment elections and pending investment in Sears shares, the participant elective contributions, employer matching contributions and profit sharing contributions designated for investment in the Sears Stock Fund may be temporarily held in cash.

                4. Section 5.6 of the Plan shall be amended by (i) deleting the last sentence in that section, and (ii) deleting every remaining occurrence of the phrase "Lands' End, Inc. Stock Fund" and replacing it with the phrase "Sears Stock Fund".

                5. Sections 5.12, 5.13 and 5.14 of the Plan shall be amended to read in their entirety as follows:

5.12 Allocation of Sears Shares. As of each accounting date, all Sears shares then held under the Sears Stock Fund shall be considered as purchased for the accounts of participants who have elected to invest in the Sears Stock Fund to the extent their respective accounts can be charged therefore on the basis of the established unit value of the Sears Stock Fund as determined by the investment manager of the Sears Stock Fund. The interest of a participant who has elected to invest in the Sears Stock Fund at any time shall be an amount equal to the then value of a unit in the Sears Stock Fund, and multiplied by the number of units then credited to such participants.

5.13 Additional Accounting Rules

. The following additional accounting rule applies to participants who have elected to invest in the Sears Stock Fund and have had Sears shares credited to their accounts: if rights or warrants are issued with respect to any Sears shares held by the trustee, such rights or warrants shall be sold by the trustee and the proceeds thereof shall be appropriately reflected in participants' accounts in accordance with rules established by the plan administrator and uniformly applied.

5.14 Voting of Sears Shares

. The trustee shall furnish to each participant who has Sears shares credited to his accounts notice of the date and purpose of each meeting of the stockholders of the company at which such Sears shares are entitled to be voted. The trustee shall request from each such participant instructions as to the voting at that meeting of Sears shares credited to his accounts. If the participant furnishes such instructions to the trustee within the time specified in the notification given to him, the trustee shall vote such Sears shares in accordance with the participant's instructions, except as may otherwise be required by ERISA. Such instructions shall be held in confidence and shall not be divulged or released to any person including any officer or any other employee of Sears, Roebuck and Co. or of the company. All Sears shares credited to accounts as to which the trustee does not receive voting instructions as specified above, and all unallocated Sears shares held by the trustee, shall be voted by the trustee proportionately in the same manner as the trustee votes Sears shares to which the trustee has received voting instructions as specified above, except as may otherwise be required by ERISA. Similarly, the trustee shall furnish to each participant who has Sears shares credited to his accounts notice of any tender offer for, or a request or invitation for tenders of Sears shares made to the trustee. The trustee shall request from each such participant instructions as to the tendering of Sears shares credited to his accounts and for this purpose the trustee shall provide participants with a reasonable period of time in which they may consider any such tender offer for or request or invitation for tenders of, Sears shares made to the trustee. Such instructions shall be held in confidence and shall not be divulged or released to any person including any officer or any other employee of Sears, Roebuck and Co. or the company. The trustee shall tender the Sears shares as to which the trustee has received instructions to tender from participants within the time specified by the trustee, except as may otherwise be required by ERISA. Sears shares credited to accounts as to which the trustee has not received instructions from participants shall not be tendered, unless otherwise required by ERISA. As to all unallocated Sears shares held by the trustee, the trustee shall tender the same proportion thereof as the number of allocated shares to be tendered bears to the total number of allocated shares (and accordingly with the number of unallocated Sears shares not being tendered being the same proportion thereof that the number of allocated Sears shares which are not being tendered bears to the total number of allocated Sears shares), except as may otherwise be required by ERISA. In carrying out the trustee's responsibilities hereunder the trustee may rely on information furnished by the plan administrator, including the names and current addresses of participants, the number of Sears shares credited to their accounts, and the number of shares held by the trustee that have not been allocated.

6. Section 6.2 of the Plan shall be amended by (i) deleting every occurrence of the phrase "Lands' End, Inc. Stock Fund" and replacing it with the phrase "Sears Stock Fund", and (ii) deleting every occurrence of the phrase "company shares" and replacing it with the phrase "Sears shares".

7. The headings for Sections 5.5, 5.12 and 5.14 identified in the Table of Contents shall be amended by deleting every occurrence of the phrase "Company Shares" and replacing it with the phrase "Sears Shares".

                FURTHER RESOLVED that the Plan committee and other appropriate officers of the Company be, and they hereby are, authorized to take any and all other actions reasonably necessary or advisable in order to carry out the purpose of the foregoing resolution.

                IN WITNESS WHEREOF, the undersigned director of the Company has executed this Consent in Lieu of a Meeting as of this 19th day of December, 2002.

By: /s/Glenn R. Richter Name: Glenn R. Richter Title: Director